Exhibit 99.2

[ CLIR ] - ClearSign Technologies

Q4 and Full Year 2021 Conference Call

Wednesday, April 6, 2022 5:00 PM EST.

Officers

Matthew Selinger, Firm IR Group

Jim Deller, President and Chief Executive Officer

Brent Hinds, VP of Finance and Controller

Analysts

Amit Dayal, H.C. Wainwright

Peter Jacobs, Stifel

Jeff Feinglass, Private Investor

Robert Kecseg, Las Colinas Capital Management

Robert Harvey, Private Investor

Presentation

Operator: Good day, and welcome to the ClearSign Technologies Fourth Quarter and Full Year 2021 Conference Call. (Operator Instructions). After today's presentation, there will be an opportunity to ask questions. (Operator Instructions). Please note this event is being recorded.

I would now like to turn the conference over to Matthew Selinger of Firm IR Group. Please go ahead, sir.

Matthew Selinger: Good afternoon, and thank you, operator. Welcome, everyone, to the ClearSign Technologies Corporation fourth quarter and full year 2021 results conference call. During this conference call, the company will make forward-looking statements. Any statement that is not a statement of historical fact is a forward-looking statement. This includes remarks about the company's projections, expectations, plans, beliefs and prospects. These statements are based on judgments and analysis as of the date of this conference call, and are subject to numerous important risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

The risks and uncertainties associated with the forward-looking statements made in this conference call include, but are not limited to, whether field testing and sales of ClearSign's products will be successfully completed; whether ClearSign will be successful in expanding the market for its products; and other risks that are described in ClearSign's public periodic filings with the SEC, including the discussion in the Risk Factors section of the 2021 Annual Report on Form 10-K.

Except as required by law, ClearSign assumes no responsibility to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

So on the call with me today are Jim Deller, ClearSign's President and Chief Executive Officer, and Brent Hinds, ClearSign's Vice President of Finance and Controller.

So at this point, I would like to turn the call over to Brent Hinds. Please go ahead, Brent.

Brent Hinds: Thank you, Matthew. And thank you, everyone, for joining us here today. Before I begin, I'd like to note that our 2021 annual report on Form 10-K was filed with the SEC last week, which includes our financial results for the year ended December 31, 2021.

As noted on the last call, my initial focus in joining ClearSign was to continue to enhance and strengthen the financial reporting systems, and to lay the groundwork for future growth. I'm happy to report that we have successfully remediated the material weakness recorded in Q2 2021. We achieved this goal by focusing on the fundamentals, reconciliations and checklist. We've also built system-wide infrastructure to facilitate efficient and effective operations month-to-month. Moving forward, our muscle memory will only improve our efficiency and scalability.

I must say thank you to the accounting team and the whole ClearSign family for pulling together to overcome this challenge.

And with that, I would like to give an overview of the financials for the fourth quarter and full year of 2021. The company recognized $607,000 of revenue during the 12 months ended December 31, 2021. The company reported zero revenues for the same period in 2020.

Our operating expenses for the year ended December 31, 2021 increased approximately $1 million compared to the same period in 2020. The majority of this $1 million increase can be attributed to 2 key items. One item was our ExxonMobil project where we incurred approximately $712,000 in year-over-year expenses to further develop and refine our ClearSign coal burner.

The second item relates to a non-cash patent impairment charge of approximately $385,000. Our impairment charges were the result of periodic reviews of our patent portfolio. Over the past year, these reviews are focused on aligning product lines with key patents, and right-sizing our spend profile to better focus our dollars strategically.

Our net cash used in operations for the year ended December 31, 2021 was approximately $6.7 million, compared to $6 million for the same period in 2020. The $700,000 year-over-year difference was attributable to our ExxonMobil project, which I discussed earlier.

At December 31, 2021, our cash balance totaled $7.6 million, compared to 8.8 million for the same period in 2020.

We funded working capital in 2021 by issuing common stock. The company issued common stock pursuant to an at-the-market offering sales agreement or ATM agreement. The company entered into this ATM agreement in December 2020 with Virtu Americas LLC as the sales agent. Per the agreement, Virtu may sell shares of common stock with an aggregate offering price of up to $15 million. As of December 31, 2021, the company issued approximately 1,093,000 shares of common stock under the ATM program, at an average price of $5.03 per share.

Gross proceeds totaled approximately $5.5 million, and net cash proceeds were approximately $5.3 million.

Subsequent to year-end, we issued an additional 500,000 shares at an average price of $1.25 per share. Gross proceeds were $624,000 and net proceeds were $611,000. We issued these additional shares subsequent to year-end as a proactive measure to avoid a [going] concern. In doing this, our primary objective was to maintain a healthy balance sheet, as we develop our customer relationships and pursue sales with major international customers. The monies raised were limited and strategic, as we wanted to be judicious in this current market.

The total shares outstanding as of March 29, 2022, were 32,150,966. We have confidence in our financial position and balance sheet. And with our year-ending balances and our current plans, we have sufficient working capital available to continue operating our business at current levels well into 2023. And that is without revenue from any other sources.

With that, I'd like to turn the call over to Jim Deller. Jim?

Jim Deller: Thank you, Brent, for the financial overview. Hello, everyone, and thank you for joining our fourth quarter and full year 2021 conference call today. I appreciate your interest in ClearSign. Today, I will start the call with an overview of the process burner business and discuss our boiler burners starting with the domestic business, then move on to our business in China, which encompasses both our firetube and watertube boiler burner products. As always, we will open up the call for questions at the end of my prepared remarks.

So now, turning to process burners, I will start with our most recent news. Just last week, we announced an initial engineering order for a major independent refiner for one of the California refineries, which we anticipate will result in the sale and delivery of 20 burners. As with other orders, this is the first step in the process that is common in the refining industry. As stated in the press release, this order is for the engineering, drafting and CFD as Computational Fluid Dynamics modeling by ClearSign coal burners to be installed and operated in 2 separate destination heaters, 12 in one and 8 in the other.

The following phases of this project are expected to include a physical first article [full-size] burner demonstration, then supply of the 20 burners, which based on current plans, are expected to be shipped and installed in the California refinery in early 2023. This project is significant for a few reasons, the first being that this is the largest planned commercial project for the company to date, both in terms of expected revenue and the number of burners included in the supply.

Secondly, the customer refinery is located in the South Coast Air Quality Management District in California, essentially, the Los Angeles region, which for us, is a priority market due to the 5 PPM NOx emissions requirement required by the recently-issued Rule 1109 for most large heaters.

Also, while I contracted directly with the end user, there are also globally-respected engineering companies engaged in this project, and who have been involved in the planning and evaluation of potential solutions for our client. Our interactions with these engineering companies have already opened doors for us. We have received several requests to bid on other projects and technical studies being conducted by these engineering companies, completely unrelated to this recent order.

We believe that the choice of the ClearSign solution over alternative technologies, we assume selective catalytic reduction technologies was made at a board level, and was based on an assessment that included the compelling financial benefits of our relatively simple solution to this refinery's upcoming emissions reduction needs.

It is worthy of note that a delegation, including representatives from our customer and the engineering companies involved, visited our Southern California infrastructure project to see our installed technology and operations and to get firsthand feedback from that customer.

We also announced a 16-burner project back on November 18, 2021, which was our largest order of record at that time. This won for a major national refiner to go into one of their Midwestern refineries. These 2 projects have similarities, but very important differences. In round numbers as planned, the anticipated revenue is similar and both are for 2 multi-burner heaters. The difference is the objective of our customers, as each project highlights the significant but distinctly different value propositions our burners provide.

For the Midwest project, our ClearSign Core technology is configured to provide a flame of small volume to enable the burners to deliver a high heat release in a relatively constrained space inside the customer heater. This means that our burners will allow more heat to be provided to a system without running into limitations due to the size or shape of the heater. In comparison, traditional low NOx burners create increasingly larger flames for a given heat input. And in some cases, this requires the total heat input to the heater to be reduced to avoid either damaging the heater or requiring frequent maintenance; the end result being that the productivity or throughput of the heater is ultimately reduced.

We believe that retrofitting such heaters with ClearSign coal burners can enable the heater throughput to be increased by more barrels of oil to be processed per day, and consequently, increased profitability for our customers.

By our calculations -- and I want to emphasize this point. Based on what we know about the Midwest refinery project, even if only half of the client-expected productivity gains are realized, we expect the increased profitability enabled by this project to provide a project payback period in the order of 1 month. Anyone who has done commercial CapEx return analysis will tell you that a 1-month payback is uncommon.

The second project, the one announced last week, is being undertaken as part of an emissions reduction project. In this case, the value to our customer is expected to be in the form of capital savings and savings in ongoing materials and maintenance. Our estimate, using data provided by the South Coast Air Quality Management District, which in turn, was based on numbers provided by the refiners in that district, is that an SCR solution to meet the NOx reduction targets of the 2 customer heaters would cost in excess of $20 million upfront, then over $140,000 per year in operating expenses. We estimate the comparative install cost of the ClearSign solution to be in the region of $4 million with minimal ongoing costs.

As we have been discussing and provide perspective on the order received last week, and to highlight both the value and traction of our 2 main standard configurations of our process burner, ClearSign Core technology, I will give a quick update on the Midwest refining project. The first phase of this order was for the engineering, computer modeling and [witnessed] physical testing of our burners. This work is almost complete, and we are currently in the process of coordinating the formal customer witness of their burners operating in this eco-test furnace. This engineering design and testing work has proceeded well, including the scale-up in size of our burner technology, as these burners are at the very top of what may be called the normal size range, or natural draft process burners.

In the interest of transparency, I do want to pass on one note of caution related to this project, which stems from changes outside of our control. Possibly as a result of a recent corporate combination, there have been changes in the management structure and staff of our client company. As a result, some, if not all, significant ongoing capital projects are going to be subject to an internal review and reassessment, and we believe our projects will be included in this. Preliminary information suggests that all new projects are subject to the risk of being delayed, postponed or cancelled, and accordingly, as of now, the future later stages of our project are uncertain. At this time, we do not have anything more definitive to share, but cannot make any assurance that this project will not be impacted by this review.

That said, we are encouraged by the performance of our burners in the test furnace, and the aforementioned payback economics, and look forward to conducting and completing the demonstration of these burners to our customer in the coming weeks.

Another project that continues to do well is our installation for the super-major in their European facility. We have said all along that this operator was interested in our technology, and wants to start using it to evaluate it for themselves with an eye towards broader deployment; and that we believe that this was part of their objective when initiating the European project. This installation continues to perform well, and we believe as a result, we have since become involved in several proposals and assessments for this client, with the majority being for refinery heaters in the Los Angeles region.

Now switching to boiler burners. On our last call, we had just launched our 5G boiler burner products by moving from design and engineering to fabricating the first units. On the heels of that, we placed 125-horsepower burner into a rental fleet boiler with our partner, California Boiler, and have product launch and demonstration days of a ClearSign 500-horsepower burner with California boiler at their facility in Visalia, California. We were happy to report that we had over 50 inquiries at that time.

Since then, interest has not waned, and we have converted many of those inquiries into active quotes. In general, our sales activity has increased. And our Vice President of Sales and Business Development is spending the majority of his time in California, working with the California boiler sales team and prospective boiler burner customers there. This volume activity gives us confidence this is going to be a meaningful product line for us.

Many of you may say, well, then why haven't we seen any orders yet? And that is a good and fair question, but one that has a very rational answer. What we know is as a result of the 2.5 PPM emission regulations that came into effect for boilers over 500-horsepower in the San Joaquin Valley region, operators have until early May of this year to provide the district with their plans, and then another year to be operational-compliant to avoid repercussions.

So what does this mean for us? We believe that customers will generally not choose to deploy capital well in advance, or when regulators require them to do so. So while companies will not likely rush ahead to make changes, we do expect them to take action when required to do so. We believe that there are 2 pods of opportunities. The current clients at California Boiler who know and trust California Boilers' recommendation, and the approximately 6% of the California market share held by other boiler service providers.

While the economics of a ClearSign cost solution versus an SCR are obvious, other boiler service providers will point to the newness of our technology as a reason to go SCR, since they don't want to lose the business to California Boiler. It is therefore incumbent upon us to place units with early adopters, often clients who need to upgrade multiple boilers over time, who naturally want to assess the ClearSign Core capabilities early in their planning cycle. We believe that we will see the fruits of our labor on that front in the near future.

I should point out another development of note related to the progression of our working relationship with California Boiler. California Boiler recently created a subsidiary called Rogue Combustion, formed with the singular purpose of growing and operating our joint business.

In addition, the Director of Rogue Combustion is currently based in our Tulsa, Oklahoma office. This provides for efficient interaction between our 2 teams and of course, with suppliers in the Tulsa region. His joining the team and establishment of this subsidiary is also a part of the continued investment that California Boiler is making in our business alliance. The broader California Boiler sales team, including those focused on the ClearSign technology, remain based in California, as we agree it best close to our prospective customers.

It is noteworthy that the entire California Boiler team has been behind our alliance from the start. As an employee-owned firm, they have made substantial investments in terms of hours and dollars, backing up their stated objective of growing their customer base and regional coverage through the provision of our unique technology.

Beyond that, we are also in discussions with a nationally-recognized boiler burner manufacturers who have an interest in manufacturing ClearSign Core boiler burners. If we reach an agreement, this may also provide new promotional and sales channels, and make our burners more traditional in the eyes of our customers.

So with that said, I would like to turn the conversation to our China business. Many of you saw the update release we put out in the middle of February. Some of the notable points we highlighted were the ClearSign Core 125 firetube boiler burner, which received certification in April 2021, was sold to a customer who is planning to install the burner in a rental boiler for commercial deployment. We anticipate that this deployment will provide further benefit to ClearSign from the additional exposure the company may receive from a demonstration of ClearSign's boiler burner technology to Chinese customers, similar to what California Boiler is doing in California.

More importantly, in that same press release, was the description of the strategic relationships that we maintain and continue to develop in China. We anticipate that these are going to be meaningful for the growth of ClearSign in the future. The first is the continuation of the relationship and updated collaboration agreement signed with the Beijing District Heating Group.

As a reminder, including other smaller heating districts, the Beijing District Heating Group has acquired recently, Beijing District Heating Group provides heat to nearly 5.5 billion -- that is billion with a B -- square feet of housing and business property. This includes 3.43 million households with multiple boilers in 6,202 district heating facilities throughout their operating footprint in northern China. A significant portion of this region, including the massive city and [sprawl] of Beijing, has strict NOx reduction goals in place.

We signed a new updated and expanded collaboration agreement with the Beijing District Heating Group. This is not only a renewal, but an expansion from the original collaboration agreement, which we entered into in May 2017 and updated in June 2019. The Beijing District Heating Group's entry into this new collaboration agreement confirms that it will continue its investment and support in ClearSign technology.

Under the terms of the collaboration agreement, the district agrees to work with ClearSign to both install and demonstrate the ClearSign Core innovative technology in its boilers following formal government certification. The parties are focusing on specific classes of boilers for testing and demonstration of ClearSign's boiler burner technology. The project is a joint collaboration, with ClearSign being responsible for the design and fabrication of the combustion technology and overseeing the installation.

ClearSign and the Beijing District Heating Group agreed that upon successful completion of the pilot demonstrations with results satisfying the agreed-upon specifications, the parties will use their best efforts to negotiate initial purchases and plans to expand within the Beijing District Heating Group's operational footprint and to discuss other forms of collaboration.

In addition to the installation opportunities within the heating infrastructure provided by the Beijing District Heating Group, our joint intention is that the Beijing District Heating Group, being the largest and most dominant heating district in China, will provide a sales channel and operational support for the deployment of our technology into the boilers of other heating districts in China.

The heating district has been a great partner for us. The fact that in past seasons, they have allowed us to test previous versions of our technology in an operating boiler within their facility, and continue to commit time and energy to our upgraded version, gives us confidence that what we offer in technology that they value and hope to broadly deploy.

Our new watertube version, which we expect to have certified, is a scaled-up version of our 5G design. And unlike the previous version, in this form, it can be mass-produced and does not require a custom retrofit installation. The major difference is that the flame holder will no longer need to be installed separately inside the boiler, as it is part of the burner itself. As background, the new watertube boiler burner was scaled up from the 500-horsepower burner demonstrated to our San Joaquin Valley customers with California Boiler in Visalia.

And Article 1 was tested at the Zeeco site in Oklahoma to validate the performance and proving the scaling capability of our design. The sister or twin burner was then fabricated at the Zeeco, Shanghai facility, and is now awaiting installation for certification at Shuangliang, for where we expect it to be the first installation in Beijing this coming heating season.

This brings me to the certification of said watertube boiler. Our collaboration partner is China's top-tier boiler company, Jiangsu Shuangliang Boiler Company Limited or Shuangliang, which is a subsidiary of China's Jiangsu Shuangliang Group Company Limited, which is one of China's top 500 enterprises. Shuangliang has the largest market share and ranks as China's number one boiler manufacturer in the industrial boiler, district heating boiler and commercial and institutional boiler markets, with over 700 active sales personnel and sales offices strategically located throughout China.

In the press release issued mid-February, we announced an updated collaboration framework agreement or CFA with Shuangliang to provide in-line next generation ultra-low emission and high-efficiency integrated boiler burner packages for the Chinese market, as CFA has been expanded to include the ClearSign Core 2,500-horsepower watertube boiler burner. Shuangliang continues to invest in this alliance and has agreed to fabricate boilers and the ancillary fuel supplies and cooling infrastructures to enable the certification of our 2,500-horsepower watertube boiler burner, the first burner designed by the Beijing District Heating group, and shortly thereafter, our 500-horsepower firetube boiler burner.

The plan is to have the burner installed and ready for certification by late summer of this year. Upon successful completion of testing, the 2,500-horsepower watertube boiler burner will be available for sale throughout the Chinese market. Our commercial rollout in China has been frustratingly slow, but for many valid reasons. We have needed to move judiciously to make sure we have the right partners with whom we have aligned interests. Additionally, we have needed to be prudent as to protect our intellectual property. This includes carefully controlling the information we release to our vendors and partners to ensure that none receive more than just what is required to complete the work in their scope.

And finally, we are a small company and have wanted to use minimal cash burn, and have limited human resources to manage these endeavors. We do believe these strategic relationships will be key drivers to our success in the commercial deployments of our product lines in China, and that they will be significant as we scale up our business, as we expect to do.

One note of caution: while we have robust and great plans for our business in China, and we believe we have set ourselves up for success and great scalability, we do see continued headwinds as a result of the Covid-19 pandemic, which continues to cause significant disruption in China. This includes the fabrication and setup of the equipment we will utilize, and the activities of the Chinese government officials, including their travel, that will be required for certification of our burners.

The Covid-19 pandemic is also causing delays in obtaining visas for our personnel trying to re-enter China. While we are doing all that we can to minimize the impact of these potential complications, we want to acknowledge the challenges these unprecedented disruptions continue to present.

So looking back at the past year, when I look back, I'm encouraged by the progress we have made developing our technologies for commercial deployment. This is particularly the case for our process burners and firetube boiler burners. Our process burners are now developed into 2 standard configurations to provide single-digit NOx emissions, as evidenced by the order announced last week for a California refinery and provide still very low NOx combined with compact flames to increase the throughput of heaters restricted by the large flames of additional low-emissions burners, as featured in the Midwest refinery order announced last November.

We have also greatly expanded the operating capabilities of our process burners to use fuels containing up to 80% hydrogen, to have extensive operating ranges and to perform in very tightly-spaced arrangements. For reference, our world oil project is operating at twice the American Petroleum Institute maximum guidelines.

Our firetube boiler burners are now standardized and producing sub-2.5 PPM NOx, meeting the tightest NOx emission requirements of any new regulations affecting commercial boilers. These were demonstrated in Visalia, California over the course of a 2-day customer events set up and hosted our alliance partner, California Boiler, and has been validated by a state-recognized formal independent source test report.

2021 did have some setbacks. In particular were the change in plans that led to the derailing of our initial flagship project, which we are still working to resolve, and the challenges advancing our business in China, with the very limiting travel restrictions in place due to Covid-19. Countering this, there was a successful installation at the European site of a refining super-major that has enabled significant inquiries now from their California installations, and our California infrastructure project that has continued to run well since commencement in early 2021; and with thanks to our accommodating customer, has provided great in-person viewings and references for other prospective customers, including both the major multi-heat orders discussed earlier in this update.

I believe that one of the biggest challenges we face at present is that our technology is new. And even though the financial and environmental value of what we provide is substantial and easily quantified and recognizable in the eyes of our customers, our newness is a reason for caution. We do expect that the early orders will be the hardest to obtain, and that as our install base and reference list grows, the barriers to acceptance will diminish. In short, success will breed success. We do recognize opposition honestly, evolutionary process and set our selling strategies accordingly. I look forward to making future announcements as our sales activities come to fruition.

While looking back over this past year of advancements, we should also include China. Despite the restriction on travel into China, we have made strategic progress. The key elements of this and confirming agreements were summarized in our press release issued in February of this year. Our collaboration with Shuangliang, one of China's top enterprises, and their investment and support, enabling the expected certification of our burners, and intended development and promotion of a uniquely-performing integrated boiler burner package provides what we believe will be the foundation for a developing and highly-scalable business in China.

Our plans with Shuangliang are being developed with encouragement of the Beijing District Heating Group. They have also confirmed their intention to incorporate our burners into their fleet of boilers as part of their emission reduction strategy. We expect to certify our large 2,500-horsepower burners later this year, and have operational ClearSign technology installed with the Beijing District Heating Group for this coming season.

When investors ask me what I believe the upside potential of our various products are, I'm reminded of the partnerships that we have developed. For the most part, these entities, whether they be Zeeco here in the United States, or the Beijing District Heating Group or Shuangliang in China, are large organizations. If they believe the potential for our products was measured in the single-digit dozens, I believe that they would not dedicate the financial and more importantly, the manpower resources to work with us.

These partnerships have taken time to develop, and while in the early stages, we believe that we will be able to leverage them for our growth going forwards. We have confidence that these partners have skin in the game and are engaged with us because they believe our collaboration will also provide meaningful success for them.

I do want to take a moment to thank our employees for making all this happen. We have an incredible team here at ClearSign, and I am proud of the work we have done and to be a part of what we will continue to create.

So with that, I would like to open up the call for questions, please, operator.

Questions and Answers

Operator: We will now begin the question-and-answer session. (Operator Instructions). Amit Dayal with H.C. Wainwright.

Amit Dayal: Jim, just to begin with, in terms of just a high-level outlook for 2022 from a revenue perspective, would you give us a sense of all these orders that you have in hand, what portion of that will be deployed this year and how that translates into revenue range? What kind of revenue range should we expect from the orders you have in hand so far?

Jim Deller: Amit, [good thoughts], thanks for your question. We're not going to give guidance per se, but I can certainly talk about the orders we have and what's in them. And we -- really to allow [do] everyone to back-of-the-envelope math themselves, we previously thought about the other process burners and the price range that they sell in. So ballpark, you can assume the burners are selling on average about $100,000 per piece. And the firetube boiler burners range in size and the prices do change with the size, but on average, they're about that same number.

So from the orders we put out, you can look at the number of burners. You're going to get a reasonable ballpark for the value of the orders to ClearSign. Typically, for the orders, we are putting the timeframe for the deliverables in those orders. If we don't, and just to give everyone some ability to project going forwards, a typical process burner order is roughly going to be 9 to 12 months from the time we take the order to the time the product is delivered. For a firetube boiler burner order, that's going to be in the region of typically 3 to 4 months.

Just looking back at what we have in hand right now, we announced the Midwest refinery order in November of last year, [excepting] the cautionary note that I mentioned that order was for 16 burners. The order for California that we've just recently announced, the bigger order there, [thankfully] the 20 burners. So we can do the math based on that.

The forward-looking pipeline -- and obviously I don't have a crystal ball, but I'm very encouraged by the inquiries we get. We are seeing increased referrals we think based on the good results we are getting from the global super-major, and the burner base we have in their refinery in Europe. They have refineries in California. We've been receiving a lot of work from them, the engineering companies involved in those inquiries and the orders, [the last group], we announced last week. Those engineering companies are also now passing us inquiries, which we are obviously working on.

And then in the kind of same vein, as soon as they get these first boiler burner orders in, we expect to get the same value from the references. So we do see our orders increasing as we get more references in the market.

You asked about revenue. I'm actually going to pass over to Brent because I know there are specific timing rules required to accounting, and I'd rather let the expert talk about that.

Brent Hinds: From a revenue perspective, keep in mind, Jim is talking about orders in the back-of-the-envelope calculation that you do there. Keep that in mind that the revenue will be generated, or put on the books, once we meet the performance obligations as outlined by 606 regulations. So that would be when we meet those obligations such as delivery and inspection.

Amit Dayal: Understood. Okay. Thank you for that, guys. With respect to this Midwest customer that is undergoing this M&A situation, of the 16, have you delivered 3 to 5 or fewer than those so far?

Jim Deller: So the way these orders work -- and I will speak generally about a process burner order. It's actually the same for the California order we've recently received. The first phase is engineering, computer modeling; it may not also include the performance demonstration of the first article burner in the test furnaces for us that will be conducted at Zeeco.

Specifically, in these cases, the Midwest refinery, the initial part of that engineering scope does include the witness test. And that is we're currently working on the schedule for that with our customer; we expect to be completing that within the next week or so. The California engineering order includes the engineering design and computer modeling with the testing to be a later phase.

So right now, the burners in the Zeeco test furnace are working really well. We are at the point of scheduling that final form of witness test. And that will complete our deliverables for this first phase of the order that we have in hand today.

Amit Dayal: Okay. Understood. So for now, we should just assume that nothing has changed with respect to sort of you guys delivering or deploying these units until we get another update from you on that?

Jim Deller: Yes, that's correct, Amit. I don't have anything further to announce today.

Amit Dayal: And then kind of given the timeline you discussed, Jim, where you highlighted 9 to 12 months for process burners, 3 to 4 months for the firetube burners, for this 500-horsepower firetube burners with respect to the California market, where you are seeing a lot of interest? I know you're 12 to 18 months away from having to deploy this, but shouldn't they be starting to place orders for this in the next 1 or 2 quarters if they are to meet these compliance requirements?

Jim Deller: Amit, that is correct. It's I think very prudent of especially the large customers who have a fleet of boilers, and want to make certain that the technology that they are buying is going to meet all their needs in the future. Strategically, we are working with them initially as the first adopters because they have great value in putting our equipment into one burner -- sorry -- one boiler initially to kick the tires, as it were, to make sure that they're confident that they can then recommend the solution for the rest of their fleet.

So yes, you are correct, we do expect orders to be coming in in the very near future. We have also been very strategic, especially to work with first adopters that have a large number of boilers to follow.

Amit Dayal: Okay. Understood. I will take my other questions offline, Jim. Thank you so much.

Operator: Peter Jacobs with Stifel.

Peter Jacobs: First, Jim, congratulations on the progress you've made at the company the past year and a half or so. Secondly, this is a bigger-picture question. And as I think about emission control and reduction technologies into the future, particularly carbon capture, how does that fit in with NOx reduction? Meaning that would carbon capture technologies reduce the need for NOx emission reductions because it would capture the NOx, or do they complement each other? Could you just kind of talk about that as we're thinking about 10 to 20 years down the road?

Jim Deller: Yes, certainly. Peter, first of all, thank you for the compliment. So carbon dioxide and NOx are obviously 2 different molecules, but they are also related in the industry. Because the reason that carbon capture is something that people are talking about, it basically enables the production of hydrogen as a fuel and then the ability to burn hydrogen, right? You burn hydrogen, hydrogen doesn't contain carbons; we burn hydrogen that only produces water. So you essentially end up with a CO2 -- or a non-CO2 increase in fuel.

When you burn hydrogen, the combustion is more intense and the flame temperature is higher. The net result is it creates more NOx, right? So what is being done to modify the fuel will actually create more NOx unless you put a very good NOx-producing technology or NOx-reducing type of burner into the furnace to control the NOx.

We have programed the ClearSign Technologies so far running on in excess of 80% hydrogen, that was part of meeting all the obligations of the Exxon project, which we did successfully. I believe going from 80% to 100% is a fairly modest change to the technology. We believe we have the capability to do that, and that will give us the ability to produce a burner that actually has a very good NOx-controlling capability, even when using 100% hydrogen fuel. So we actually see this as a good opportunity for ClearSign.

What we don't know is the timing, as you suggest, that the carbon capture projects are quite long-ranging and in their early stages. But we see this as a very big opportunity and one where ClearSign can really play a part in the future.

Peter Jacobs: Okay. Thank you. Thank you so much. That helps put some context around that. That's all I have.

Operator: Jeff Feinglass, a Private Investor.

Jeff Feinglass: Jim, I want to go back for a second. You had mentioned a project and I didn't recall where you mentioned it. But I just want to make sure I got this straight. I heard that it performed at half the rate of the expectation? Their payback period would be -- did you say within 12 months?

Jim Deller: Hi, Jeff, I think what you're referring to is the Midwest refining project that we have, but I can go over. We have -- there are 2 very strong value propositions for the ClearSign process burner technology. One is what we often talked about is our ability to very efficiently meet the new NOx emission requirements. The other is through our ability to control the flame envelope and produce small flames. We can put burners into heaters where there's a lot of heat for a very small volume in general terms, and allow those heaters to operate at a high heat release, or high heat inputs as you increase throughput, than they can with traditional low NOx burners, which tend to have very large and bushy flames.

So in the case of this specific Midwest refinery project, the economic driver is that we can increase the -- or we believe -- both us and our client believe that we can increase the throughput of these heaters, allowing the refinery to increase the barrels per day that they process. Based on my estimation, even if we achieve half of the process throughput improvements that we both expect, the payback for the customer will be in the order of 1 month, right; whereas normal CapEx projects are the good ones, you're probably looking out 1 to 2 years as a good project. So the value proposition in the cases where this technology is required are exceptional.

Jeff Feinglass: Yes, maybe that's an understatement -- exceptional. Forgive my ignorance, but that seems significant to me, the payback period, from a CapEx perspective. Am I misreading it? In the combustion industry, expect things to be paid back in a 30-day period?

Jim Deller: It is quite special, we agree. We have underlined it a lot; it is a very exceptional circumstance.

Jeff Feinglass: Okay. Well, I have no further questions. I just want to make sure I heard that right, and especially here to make sure, I heard 1 month.

Operator: Robert Kecseg from Las Colinas Capital Management.

Robert Kecseg: Jim, I wanted to ask you about the refining industry in general. In today's marketplace, is there very much expansion of refineries of existing facilities? And what about the building of new refineries?

Jim Deller: Bob, so I don't have a crystal ball on that. What we're seeing -- and most of what we see on that respect is actually in the form of feasibility studies and the like. We're not seeing a lot of (indiscernible) expansion. We're seeing a lot of environmental projects, which is the most exciting for us, but mainly driven by new emission regulations. These are the ones on the near-term horizon. There's lots of talk of carbon capture projects, but those are much more distant.

But the emissions regulations within the industry, the discussions of how they're going to be met, what the upcoming regulations are, and then the engagement of the engineering companies in these emissions-regulating projects and helping their customers work out the most economic or the best solutions, is really the dominant conversations in the industry that we're aware of.

Robert Kecseg: Okay. And then on the difference between the emissions type of benefit and the throughput benefit that you talked about, I'm wondering how prevalent we could expect more opportunities for the throughput type of economic benefit for the customer? Is this a really unusual heater, or is it 10% of the market or 20% of the market? Some sort of ballpark on how (inaudible)?

Jim Deller: Sure. It's a really good point, Bob. So I don't have specific numbers, but it is a fairly common situation. As the NOx emissions have been reduced over the years, and the traditional burners have been developed and deployed, the resulting flames have got bigger and bigger, leading to more and more furnaces basically being undersized for the volume of these new flames. Of course, replacing heaters is expensive.

So what happens is either the heat input of the heaters gets reduced, so that the heaters are not over-fired, or the heaters get fired by [hardening], and they can coke up and lead to more maintenance than is normal. So we believe it's a good market and the great thing for us is that market is global. It's not restricted to areas like California and soon to be Texas where we expect the emissions regulations to be driving a market for us. We think this is applicable to a very large portion of the globe where there are at least some form of NOx controls required of the burners.

In terms of the orders, I really believe that success will breed success, right? We have to -- companies, I believe we'll get some companies willing to try, as we have with this Midwest refinery. Once we have technology in the field that demonstrates we are successful, that will then spread and become known, and people with restricted heaters, we expect them to come to us in search of solutions.

So I'm really excited about this technology. I think it's a very good deployment of this very special type of burner we have here at ClearSign. And it's one that we've really only just started to promote and see the benefits of what it can do in the industry.

Robert Kecseg: And then also, you now have all the different products. I would assume with this watertube growing or proceeding ahead, that we now have products in the different categories that you want it to be in? Is that a fair statement?

Jim Deller: Yes, that's -- right from 3 years ago, when we laid out a strategy of developing this unique technology into products that was easy to install and easy for our customers to deploy, and as close to a what I will call a normal traditional burner as possible, bringing the watertube boiler burner to market, obviously the successful launch of the firetube and the -- what's now the proven process burner, especially with the applications we have running in California and Europe. So we really believe that we have the full suite of our core products developed, and are really enjoying getting into the commercial phase of the business.

Robert Kecseg: That's all I’ve got. Thanks, Jim.

Operator: Robert Harvey, a Private Investor.

Robert Harvey: Jim, thank you for your and the team's hard work in a difficult year, and we know from a variety of perspectives. I wanted to go back to the point that Jeff Feinglass raised about the 1-month payback. And as an amateur, the question that comes to mind is looking at this product, these products that you have and installations in Los Angeles, and so on, it seems to me that the demand is significantly driven by what the environmental restrictions are.

Even though these refineries should be putting your products in for a variety of reasons because you're new, they don't pull the trigger until they have to. But it seems to me when they have to, their demand is inelastic or price inelastic, if no one else has a product that can get 2.5 PPM.

Then in the similar -- and then the productivity side, I realized there might be separate application -- a 1-month payback tells me that the product is being priced too low. How about a 6-month payback and you raise the price 6-fold? My concern is I'm just looking at a $6 million to $7 million annual burn rate, and I'm looking at $3.5 million in revenues over the next year and a half and the dilution to shareholders of selling more stock at these prices.

There's a critical question here I think about are these customers really -- would they not buy a burner because it costs $200,000 versus a scrubber instead of $100,000? I'm sure you've thought about this, but I just -- am I overlooking some major -- simplifying some major realities, oversimplifying some important realities, or missing?

Jim Deller: Well, I think you're making some good points. We certainly appreciate what I believe is the value of the technology we provide. And believe me, as we believe the market will accommodate pricing, we are absolutely in this business to make money; I have absolutely no hesitation in saying that. I think we have to recognize that today we are a -- in the industry, we are considered a new technology. And the first thing we have to do is to get a reference list built up and to get the early adopters to put our technology in and actually demonstrate to the market that it can do what we say it can do and can do that reliably.

So in the eyes of our customers, it becomes less new, and potentially less of a concern for them when selecting it, and becomes much more common and normal, so that we can recognize the full value, especially compared to the next-best alternatives, that the technology can deliver.

So at this point, I think I feel comfortable with the pricing where it is at today. I think as the value of the technology and the performance of the burners is established in the market and understood, if it gives us the opportunity to increase the pricing, absolutely, I'm all for that and recognize that possibility. It's just today, I don't want to be too greedy. I really want to get this -- I just want to get the volume out there. And I think we've priced it fairly to make a very healthy profit for ClearSign, whilst being in the range that we can get the first adopter customers to place orders with us.

Robert Harvey: Thank you.

Operator: Due to time constraints, this concludes our question-and-answer session. I would like to turn the conference back over to Jim Deller for any closing remarks.

Jim Deller: Thank you, operator. And thank you, everyone, for your interest and taking the time to participate today. We look forward to updating you regarding our developments and speaking to you on our next call.

Operator: The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.